Exhibit 16.1

May 13, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Lionsgate Studios Corp’s. (legal successor of Screaming Eagle Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated May 14, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on May 10, 2024. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York